Investment Strategy Updates

Effective January 16, 2015, PIMCO Income Strategy Fund II amended an existing non fundamental investment policy, such that the Fund (i) will not normally invest more than 20% of its total assets in debt instruments, other than mortgage related and other asset backed securities, that are, at the time of purchase, rated CCC or lower by S and P and Fitch, Inc.
and Caa1 or lower by Moodys, or that are unrated but determined by PIMCO to be of comparable quality, and (ii) may invest without limitation in mortgage related and other asset backed securities regardless of rating. Prior to the amendment, the Fund could not invest more than 20% of its total assets in securities that, at the time of purchase, were rated CCC/Caa or lower by each agency rating the security, or were unrated but were judged by PIMCO to be of comparable quality, with no exception for mortgage related and other asset backed securities.

Effective December 22, 2014, PIMCO Income Strategy Fund II amended an existing non fundamental investment policy, such that the Fund may now invest up to 40% of its total assets in securities and instruments that are economically tied to emerging market countries (this limitation does not apply to investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity). Prior to the amendment, the Fund could invest up to 25% of its total assets in securities and instruments economically tied to emerging market countries, and this limitation did not include an exception for investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity.

In addition, effective December 22, 2014, PIMCO Income Strategy Fund II adopted a non fundamental investment policy permitting the Fund to invest without limitation in investment grade sovereign debt denominated in the relevant countrys local currency with less than 1 year remaining to maturity, subject to applicable law and any other restrictions described in the Funds prospectus, Statement of Information or shareholder reports in effect from time to time.

In addition, PIMCO Income Strategy Fund II has adopted the following investment policy: The Fund may invest up to 20% of its total assets in common stocks and other equity securities from time to time, including those it has received through the conversion of a convertible security held by the Fund or in connection with the restructuring of a debt security.